ARTICLES SUPPLEMENTARY
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          LEGG MASON VALUE TRUST, INC.

         FIRST: The Board of Directors of Legg Mason Value Trust, Inc., a Maryland Corporation ("Corporation") organized on January 20, 1982, has, by action on August 8, 1997, increased the aggregate number of shares of capital stock that the Corporation has authority to issue from two hundred million (200,000,000) to three hundred million (300,000,000) shares. One hundred million (100,000,000) shares of capital stock that the Corporation previously was authorized to issue, whether or not outstanding, have been designated as Class A shares. One hundred million (100,000,000) shares of capital stock that the Corporation previously was authorized to issue, whether or not outstanding, have been designated as Class Y shares.

         The additional one hundred million (100,000,000) shares of capital stock that the Corporation is newly authorized to issue have been classified by the Corporation's Board of Directors, pursuant to a power contained in the Corporation's charter, as Class A shares, increasing the total number of shares of capital stock classified as Class A shares from one hundred million (100,000,000) to two hundred million (200,000,000) shares. The additional shares will have all the preferences, rights, powers, restrictions, limitations, terms and conditions as the existing Class A shares.

         The par value of the shares of capital stock of each class of the Corporation remains one tenth of one cent ($0.001) per share. Immediately before the increase in the aggregate number of authorized shares described herein, the aggregate par value of all of the authorized shares was two hundred thousand (200,000) dollars; as increased, the aggregate par value of all of the shares is three hundred thousand (300,000) dollars. Immediately before the increase in the aggregate number of authorized shares described herein, the aggregate par value of all authorized Class A shares was one hundred thousand (100,000) dollars; as increased, the aggregate par value of all of the Class A shares is two hundred thousand (200,000) dollars. Immediately before the increase in the aggregate number of authorized shares described herein, the aggregate par value of all authorized Class Y shares was one hundred thousand (100,000) dollars; after the increase in the



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aggregate number of authorized shares, the aggregate par value of Class Y shares remains one hundred thousand (100,000) dollars.

         SECOND: The Corporation is registered with the U.S. Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940.

         THIRD: The total number of shares of capital stock that the Corporation has authority to issue has been increased by the Board of Directors in accordance with Section 2-105(c) of the Maryland General Corporation Law.

         IN WITNESS WHEREOF, the undersigned President of Legg Mason Value Trust, Inc. hereby executes these Articles Supplementary on behalf of the Corporation, and hereby acknowledges these Articles Supplementary to be the act of the Corporation and further states under the penalties for perjury that, to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

Date:             August 8, 1997                     /s/ John F. Curley, Jr.
                                                     _______________________
                                                     John F. Curley, Jr.
                                                     President


Attest:           /s/ Kathi D. Bair
                  _________________
                  Secretary (Asst.)

Baltimore, Maryland  (ss)

Subscribed and sworn to before me this 8th day of August, 1997.

/s/ Melody McFaddin
___________________
Notary Public

Melody McFaddin, Notary Public
Carroll County
State of Maryland
My Commission Expires Jan. 1, 2001

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